Exhibit 99.1

Patrick Collison and Dina Powell McCormick to Join Meta Board of Directors

MENLO PARK, Calif., April 11, 2025 - Meta today announced that Patrick Collison and Dina Powell McCormick have been elected to the company’s board of directors, effective April 15.

Mark Zuckerberg, Founder and CEO of Meta, said, “Patrick and Dina bring a lot of experience supporting businesses and entrepreneurs to our board. Patrick is deeply committed to expanding economic opportunity, and Dina has a long career advocating for economic development and supporting entrepreneurs. Their perspective will be extremely valuable to businesses that rely on our services to grow.”

“Between WhatsApp, Instagram and Facebook, Meta is one of the internet's most important platforms for businesses. I look forward to helping them navigate the abundant opportunities of the coming years,” said Patrick Collison, Co-Founder and CEO of Stripe.

“I’m excited to bring my experience in finance, government and economic development to support the people and entrepreneurs who use Meta’s services,” said Dina Powell McCormick, Vice Chair, President & Head of Global Client Services at BDT & MSD Partners.

Patrick Collison is the Co-Founder and CEO of Stripe, a technology company that builds programmable financial services, which he started with his brother John Collison in 2010. Mr. Collison is also a co-founder of the Arc Institute, a biomedical research institute that is pioneering a new model for basic research.

Dina Powell McCormick is currently Vice Chair, President & Head of Global Client Services at BDT & MSD Partners. For over 25 years she has served at the highest levels of finance and in the U.S. government. Dina spent 16 years in senior leadership roles as a partner at Goldman Sachs including serving on the management committee, running the firm’s Global Sovereign investment banking business and leading some of the largest and most successful economic development programs, including 10,000 Women, 10,000 Small Businesses and One Million Black Women. She also has served two presidents, as Deputy National Security Advisor to President Donald J. Trump and Assistant to the President for Presidential Personnel and Senior White House Advisor and as Assistant Secretary of State for Secretary of State Condoleezza Rice under President George W. Bush. Dina is a New York Times best-selling author for Who Believed in You, the Power of Transformative Mentorship, a book she authored with her husband, United States Senator from Pennsylvania David McCormick.

Meta's current board members are: Mark Zuckerberg; Peggy Alford, former Executive Vice President, Global Sales, PayPal Holdings, Inc.; Marc L. Andreessen, Co-founder and General Partner, Andreessen Horowitz; John Arnold, Co-Founder and Co-chair, Arnold Ventures; Patrick Collison, Co-Founder and CEO, Stripe, Inc. (effective April 15); John Elkann, CEO, Exor N.V.; Drew Houston, Co-Founder and CEO, Dropbox, Inc.; Nancy Killefer, retired Senior Partner, McKinsey & Company; Robert M. Kimmitt, Meta’s Lead Independent Director and Senior International Counsel, WilmerHale LLP; Dina Powell McCormick, Vice Chair, President & Head of Global Client Services, BDT & MSD Partners (effective April 15); Charlie Songhurst, Technology Investor; Hock E. Tan, President and CEO, Broadcom Inc.; Tracey T. Travis, Executive Vice President and Senior Advisor to the CEO, The Estée Lauder Companies, Inc.; Dana White, President and CEO, Ultimate Fighting Championship; and Tony Xu, Co-Founder and CEO, DoorDash, Inc.

About Meta

Meta is building the future of human connection, powered by artificial intelligence and immersive technologies. When Facebook launched in 2004, it changed the way people connect. Apps like Messenger, Instagram, and WhatsApp further empowered billions around the world. Now, Meta is moving beyond 2D screens toward experiences that foster deeper connections and unlock new possibilities.

Contacts

Investors:
Kenneth Dorell
investor@meta.com /  investor.atmeta.com

Press:
Ashley Zandy
press@meta.com / meta.com/news